UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2020

BBQ HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-39053	83-4222776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices) (Zip Code)

12701 Whitewater Drive, Suite 290, Minnetonka, MN 55343
(952) 294-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BBQ	The Nasdaq Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into Material Definitive Agreements.

Granite City Transaction.

On February 11, 2020, Granite City Food & Brewery Ltd. and its affiliates (“Granite City”) conducted a U.S. Bankruptcy Code Section 363 Auction (the “Auction”) and selected BBQ Acquisition, Inc., a Minnesota corporation and wholly-owned subsidiary of BBQ Holdings, Inc. (“BBQ Holdings”), as the successful bidder for the assets associated with 23 Granite City restaurants (the “Granite City Business”) with a bid in the amount of $3,650,000.  As used in this Form 8-K, “Company”, “we” and “our” refer to BBQ Holdings and BBQ Acquisition, Inc.

On February 13, 2020, the Company announced the signing of an Asset Purchase Agreement, dated February 11, 2020, by and between the Company and Granite City (the “Granite City APA”) to purchase certain assets of the Granite City Business from Granite City for a purchase price of $3,650,000, subject to normal closing adjustments, assumed liabilities, and approval of the Bankruptcy Court (the “Granite City Transaction”).  Pursuant to the Granite City APA, the Company may, within 60 days following the closing date of the Granite City Transaction, remove any acquired asset from the list of acquired assets in the Granite City APA, in its sole and absolute discretion, and elect to treat such contract, permit, or other asset as an excluded asset; provided, however, that no such removal will result in any adjustment to the purchase price.  Pursuant to the Granite City APA, assumed liabilities include obligations related to: the acquired contracts, gift cards, employee pay at the store-level, property taxes, and leased real property.  The Granite City Transaction represents an offer under Sections 363 and 365 of the U.S. Bankruptcy Code in connection with the Chapter 11 filing of Granite City.  The Granite City APA was entered into in accordance with the bidding procedures approved by the Bankruptcy Court.  The Granite City Transaction is subject to approval by the Bankruptcy Court at a hearing on February 21, 2020.  The Section 363 sale process for the Granite City Business is expected to be concluded by the end of March 2020.  The Company intends to fund the Granite City Transaction, if completed, with cash on hand and borrowing under its existing loan agreement with Choice Financial Group.

Backup Bid Transaction.

As part of the Auction, Granite City selected another party as the successful bidder for the assets of four Cadillac Ranch restaurants (the “Cadillac Ranch Business”) with a bid in the amount of $7,500,000. This successful bidder has entered into an agreement with Granite City to purchase certain assets associated with the Cadillac Ranch Business for a purchase price of  $7,500,000, subject to normal closing adjustments, assumed liabilities, and approval of the Bankruptcy Court (the “Cadillac Ranch Transaction”).  The Cadillac Ranch Transaction is subject to approval by the Bankruptcy Court at a hearing on February 21, 2020.  The Section 363 sale process for the Cadillac Ranch Business is expected to be concluded by the end of March 2020.

If the Cadillac Ranch Transaction fails to close, Granite City selected the Company’s combined bid for the assets associated with the Granite City Business and the Cadillac Ranch Business in the amount of $11,050,000, subject to normal closing adjustments and approval of the Bankruptcy Court, in accordance with the bidding procedures approved by the Bankruptcy Court (the “Backup Bid”).  If the Cadillac Ranch Transaction fails to close, pursuant to the Asset Purchase Agreement, dated February 11, 2020, by and between the Company and Granite City (the “Backup Bid APA”), the Company will purchase certain assets of the Granite City Business and the Cadillac Ranch Business for a Purchase Price of $11,050,000, subject to normal closing adjustments, assumed liabilities, and approval of the Bankruptcy Court (the “Backup Bid Transaction”).  Pursuant to the Backup Bid APA, the Company may, within 60 days following the Closing Date of the Backup Bid Transaction, remove any acquired asset from the list of acquired assets in the Backup Bid APA, in its sole and absolute discretion, and elect to treat such contract, permit, or other asset as an excluded asset; provided, however, that no such removal will result in any adjustment to the purchase price.  Pursuant to the Backup Bid APA, assumed liabilities include obligations related to: the acquired contracts, gift cards, employee pay at the store-level, property taxes, and leased real property.  The Company intends to fund the Backup Bid Transaction, if completed, with cash on hand and borrowing under its existing loan agreement with Choice Financial Group.

Item 7.01.	Regulation FD Disclosure.

On February 13, 2020, the Company issued a press release announcing the signing of the Asset Purchase Agreement to acquire certain assets from Granite City Food & Brewery Ltd. and its affiliates.  The press release is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by referenced.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	BBQ Holdings Press Release Announcing Their Intent to Acquire the Assets of Granite City Food & Brewery, dated February 13, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBQ HOLDINGS, INC.

Date: February 18, 2020	By:	/s/ Jeff Crivello
Name: Jeff Crivello
Title: Chief Executive Officer